Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2002 Stock Incentive Plan of T-3 Energy Services, Inc., as amended and restated effective June 4, 2009, of our reports dated February 27, 2009, with respect to the consolidated financial statements of T-3 Energy Services, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of T-3 Energy Services, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
August 4, 2009